LENDINGCLUB BANK

NON-DISCRETIONARY CUSTODIAL ACCOUNT

TERMS AND CONDITIONS

Thank you for banking with LendingClub Bank. We look forward to serving you. This Agreement governs the Non-Discretionary Operating Account and the Non-Discretionary Control Account you have opened with us. These Accounts are opened in connection with your intention to participate on a consumer loan marketplace platform in which you may purchase consumer loans originated by LendingClub Bank, its predecessors, or its affiliates or parent company. You understand that these Accounts must be opened before you may purchase loans on the consumer loan marketplace platform, that they are a condition to your eligibility to participate on the marketplace platform, and that they are governed by the Investor Agreements (as defined below). To the extent that any portion of this Agreement is inconsistent with the Investor Agreements, the Investor Agreements will govern.

AGREEMENT

This document, along with any other documents we give you relating to your Account(s), is a contract that establishes rules which control your Account(s) with us. Please read this carefully and retain it for future reference. If you sign this Agreement or open or continue to use the Account, you agree to these rules.

This Agreement is subject to applicable federal laws, the laws of the state of Utah and other applicable rules such as the operating letters of the Federal Reserve Banks and payment processing system rules (except to the extent that this Agreement can and does vary such rules or laws). The body of state and federal law that governs our relationship with you, however, is too large and complex to be reproduced here.

The purpose of this document is to:

1.	summarize some laws that apply to common transactions.

2.	establish rules to cover transactions or events which the law does not regulate.

3.	establish rules for certain transactions or events which the law regulates but permits variation by Agreement.

4.	give you disclosures of some of our policies to which you may be entitled or in which you may be interested.

If any provision of this document is found to be unenforceable according to its terms, all remaining provisions will continue in full force and effect. We may permit some variations from our standard Agreement, but we must agree to any variation in writing. Nothing in this document is intended to vary our duty to act in good faith and with ordinary care when required by law.

As used in this document, and subject to the terms and conditions in this document, the words “we,” “our,” and “us” mean LendingClub Bank and the words “you”, “your”, and “yourself” mean the Account holder(s) and anyone else with the authority to deposit, withdraw, or exercise control over the funds in the Account. However, this Agreement does not intend, and the terms “you”, “your”, and “yourself” should not be interpreted, to expand an individual’s responsibility for an organization’s liability. If this Account is owned by a corporation, partnership or other organization, individual liability is determined by the laws generally applicable to that type of organization. The headings in this document are for convenience or reference only and will not govern the interpretation of the provisions. Unless it would be inconsistent to do so, words and phrases used in this document should be construed so the singular includes the plural and the plural includes the singular.

Definitions:

“Account” means either the Non-Discretionary Operating Account or the Non-Discretionary Control Account.

“Agreement” means these Non-Discretionary Custodial Account Terms and Conditions, as such may be amended from time to time.

“Investor Agreements” means the Master Loan Purchase Agreement (or any Agreement servicing a similar purpose, such as an Account Opening Agreement) and the Master Loan Servicing Agreement and related documents, as may be amended or supplemented from time to time, in effect between you and LendingClub Bank.

“LendingClub Bank” means LendingClub Bank, its predecessors in interest and successors and permitted assigns, as applicable, acting in its capacity as the depository institution and any other capacity allowed by law.

“Non-Discretionary Control Account” means the Account opened under this Agreement and referred to in the Investor Agreements and intended to be used to fulfill or hold funds to fulfill your request for loan purchases.

“Non-Discretionary Operating Account” means the Account opened under this Agreement and referred to in the Investor Agreements and intended to be where you will deposit Operating Funds and receive deposits of loan servicing collections and other amounts.

“Operating Funds” means funds that are intended to be used to purchase loans on the consumer loan marketplace platform under the Investor Agreements.

LIABILITY

You agree, for yourself (and the person or entity you represent if you sign as a representative of another) to the terms of this Account. You will pay any additional reasonable charges for services you request which are not covered by this Agreement and you authorize us to deduct these charges, without notice to you, directly from the Account balance as accrued.

You also agree to be liable for any Account shortage resulting from charges or overdrafts, whether caused by you, us (taking actions consistent with these terms and the terms of the Investor Agreements or other Agreements you have with us), or another with access to this Account. This liability is due immediately and can be deducted directly from the Account balance whenever sufficient funds are available. You have no right to defer payment of this liability, and you are liable regardless of whether you signed the item or benefited from the charge or overdraft.

You will be liable for our costs as well as for our reasonable attorneys’ fees, documented in writing, to the extent permitted by law incurred as a result of any dispute between you and an authorized signer or similar party, or a third party claiming an interest in your Account. This also includes any action that a third party takes, or that you take in response to the actions of a third party, regarding the Account that causes us, in good faith, to seek the advice of an attorney. To the extent consistent with the Investor Agreement, all such costs and attorneys’ fees can be deducted from your Account when they are incurred, without notice to you.

DEPOSITS AND WITHDRAWALS; OVERDRAFTS

Generally – We will give only provisional credit until collection is final for any items, other than cash, that we accept for deposit (including items drawn “on us”). We may reverse any provisional credit for items that are lost, stolen, or returned. Unless prohibited by law, we also reserve the right to charge back to your Account the amount of any item deposited to your Account which was initially paid by the payor bank and which is later returned to us due to an allegedly forged, claim of alteration, encoding error or other problem which in our judgment justifies reversal of credit. You authorize us to attempt to collect previously returned items without giving you notice, and in attempting to collect we may permit the payor bank to hold an item beyond the midnight deadline. Actual credit for deposits of, or payable in, foreign currency will be at the exchange rate in effect on final collection in U.S. dollars. We are not responsible for transactions by an outside depository until we actually record them. We will treat and record all transactions received after our “daily cutoff time” on a business day we are open, or received on a day we are not open for business, as if initiated on the next business day that we are open. At our option, we may take an item for collection rather than for deposit.

Unless clearly indicated otherwise on the Account records, in this Agreement, or the Investor Agreements, any of you, acting alone, who signs to open the Account or has authority to make withdrawals may withdraw or transfer all or any part of the Account balance at any time. Each of you (until we receive written notice to the contrary) authorizes each other person who signs or has authority to make withdrawals to endorse any item payable to you or your order for deposit to this Account or any other transaction with us.

Withdrawal rules – The withdrawal of funds from any Account is governed by and subject to any and all applicable provisions in the Investor Agreements. You can ask us when you make a deposit when those funds will be available for withdrawal. An item may be returned after the funds from the deposit of that item are made available for withdrawal. In that case, we will reverse the credit of the item. We may determine the amount of available funds in your Account for the purpose of deciding whether to return an item for insufficient funds at any time between the time we receive the item and when we return the item or send a notice in lieu of return. We need only make one determination, but if we choose to make a subsequent determination, the Account balance at the subsequent time will determine whether there are insufficient available funds.

With respect to a Non-Discretionary Operating Account, you shall have the ability to deposit funds at your discretion and consistent with the Investor Agreements. Any withdrawals or deposits will be handled in accordance with the procedures outlined in the Investor Agreements or instructions by you consistent with the Investor Agreements. Withdrawals may be limited or prohibited by the Investor Agreements.

With respect to a Non-Discretionary Control Account, you agree and authorize us to take deposits and make withdrawals from the Account as described and consistent with the Investor Agreements. You also agree that you will not be able to deposit funds or withdraw funds in the normal course of business or otherwise inconsistent with the terms of the Investor Agreements.

Overdrafts – If a debit to any Account results in a negative balance, then we may, in our sole discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such a negative balance, or (iii) reverse any such posting.

However, the fact that we may honor withdrawal or other requests that overdraw the Account balance does not obligate us to do so later. So, you can NOT rely on us to pay overdrafts on your Account regardless of how frequently or under what circumstances we have paid overdrafts on your Account in the past. If we elect to make such an advance, the advance will be deemed a loan to you on behalf of the Account that received such advance, payable on demand, bearing interest at the applicable rate charged by us from time to time for such overdrafts, from the date of such advance to the date of payment and otherwise on the terms on which we make similar overdrafts available from time to time.

We can change our practice of paying overdrafts on your Account without notice to you. You can ask us if we have other Account services that might be available to you where we commit to paying overdrafts under certain circumstances, such as an overdraft protection line-of-credit, which is subject to credit approval and additional terms and conditions, or a plan to sweep funds from another Account you have with us. You agree that we limit the amount of any advance or overdraft in our sole discretion and may charge fees for overdrafts.

Funds Availability - Funds from deposits to your Non-Discretionary Operating Account will be available on the day we receive the deposit:

●	Wire transfers received before 4:00 P.M. Eastern Time

●	ACH transfers received before 4:00 P.M. Eastern Time

For determining the availability of your deposits, every day is a business day, except Saturdays, Sundays, and federal holidays that are banking holidays. If you make a deposit before closing on a business day that we are open, we will consider that day to be the day of your deposit.

However, if you make a deposit after closing or on a day we are not open, we will consider that the deposit was made on the next business day we are open.

BUSINESS, ORGANIZATION AND ASSOCIATION ACCOUNTS

You represent that you have the authority to open and conduct business on this Account on behalf of the entity. We may require the governing body of the entity opening the Account to give us a separate authorization telling us who is authorized to act on its behalf. We will honor the authorization until we actually receive written notice of a change from the governing body of the entity.

MARKETPLACE PLATFORM

By opening a Non-Discretionary Operating Account and a Non-Discretionary Control Account with us, you will become eligible to enter into the Investor Agreements in order to purchase loans on the consumer loan marketplace platform.

STOP PAYMENTS

We may accept an order to stop payment on any item from any one of you. You must make any stop-payment order in the manner required by law and we must receive it in time to give us a reasonable opportunity to act on it before our stop-payment cutoff time. Because stop-payment orders are handled by computers, to be effective, your stop-payment order must precisely identify the number, date, and amount of the item, and the payee. If the original stop-payment order was oral your stop-payment order will lapse after 14 calendar days if you do not confirm your order in writing within that time period. We are not obligated to notify you when a stop- payment order expires. A release of the stop-payment request may be made only by the person who initiated the stop-payment order.

If you stop payment on an item and we incur any damages or expenses because of the stop payment, you agree to indemnify us for those damages or expenses, including attorneys’ fees. You assign to us all rights against the payee or any other holder of the item. You agree to cooperate with us in any legal actions that we may take against such persons. You should be aware that anyone holding the item may be entitled to enforce payment against you despite the stop-payment order.

Our stop-payment cutoff time is one hour after the opening of the next banking day after the banking day on which we receive the item. Additional limitations on our obligation to stop payment are provided by law (e.g., we paid the item in cash or we certified the item).

TELEPHONE TRANSFERS

A telephone transfer of funds from this Account to another Account with us, if otherwise arranged for or permitted, may be made by the same persons and under the same conditions generally applicable to withdrawals made in writing. Other Account transfer restrictions may be described elsewhere.

AMENDMENTS AND TERMINATION

We may change any term of this Agreement at any time in our sole discretion. We will give you reasonable notice in writing or by any other method permitted by law in advance of any changes. We may also close this Account at any time upon reasonable notice to you and tender of the Account balance. When you close your Account, you are responsible for leaving enough money in the Account to cover any outstanding items to be paid from the Account under the terms of the Investor Agreements or otherwise. Reasonable notice depends on the circumstances, and in some cases such as when we cannot verify your identity or we suspect fraud, it might be reasonable for us to give you notice after the change or Account closure becomes effective. For instance, if we suspect fraudulent activity with respect to your Account, we might immediately freeze or close your Account and then give you notice. If we have notified you of a change in any term of your Account and you continue to have your Account after the effective date of the change, you have agreed to the new term(s).

NOTICES

Any written notice you give us is governed by the provisions in the Investor Agreements. We must receive it in time to have a reasonable opportunity to act on it. If the notice is regarding a check or other item, you must give us sufficient information to be able to identify the check or item, including the precise check or item number, amount, date and payee. Notice to any of you is notice to all of you.

STATEMENTS

We will make certain daily and monthly reporting packages available to you through our website. Information about Account transactions will be made available to you in connection with standard reporting mechanisms under the terms of the Investor Agreements as the Account supports the business relationship documented by the Investor Agreements.

It is your duty to report unauthorized signatures, alterations and forgeries. You must examine Account transaction information presented to you with “reasonable promptness.” If you discover (or reasonably should have discovered) any unauthorized signatures, authorizations, or transactions, you must promptly notify us of the relevant facts. As between you and us, if you fail to do either of these duties, you will have to either share the loss with us, or bear the loss entirely yourself (depending on whether we used ordinary care and, if not, whether we substantially contributed to the loss).

You further agree that if you fail to report any unauthorized signatures, authorizations, or transactions in your Account within 30 days of receiving Account transaction information, you cannot assert a claim against us on any items in that report, and as between you and us the loss will be entirely yours. This 30-day limitation is without regard to whether we used ordinary care. The limitation in this paragraph is in addition to that contained in the first paragraph of this section and any provisions in the Investor Agreements.

ACCOUNT TRANSFER

An Account may not be transferred or assigned without our prior written consent.

SETOFF

We may set off the funds in this Account in accordance with the applicable provisions in the Investor Agreements.

LEGAL ACTIONS AFFECTING YOUR ACCOUNT

If we are served with a subpoena, restraining order, writ of attachment or execution, levy, garnishment, search warrant, or similar order relating to your Account (termed “legal action” in this section), we will comply with that legal action. Or, in our discretion, we may freeze the assets in the Account and not allow any payments out of the Account until a final court determination regarding the legal action. We may do these things even if the legal action involves less than all of you. In these cases, we will not have any liability to you if there are insufficient funds to pay your items because we have withdrawn funds from your Account or in any way restricted access to your funds in accordance with the legal action. Subject to the provisions of the “Liability” Section above, any fees or expenses we incur in responding to any legal action (including, without limitation, attorneys’ fees) may be charged against your Account. The list of fees applicable to your Account(s) provided elsewhere may specify additional fees that we may charge for certain legal actions.

SECURITY

It is your responsibility to protect the Account numbers and electronic access credentials we provide you for your Account(s). Do not discuss, compare, or share information about your Account number(s) with anyone unless you are willing to give them full use of your money. An Account number can be used by thieves to issue an electronic debit or to encode your number on a false demand draft which looks like and functions like an authorized check. If you furnish your access credentials and grant actual authority to make transfers to another person who then exceeds that authority, you are liable for the transfers unless we have been notified that transfers by that person are no longer authorized.

Your acknowledge that your Account number can also be used to electronically remove money from your Account, and payment can be made from your Account even though you did not contact us directly and order the payment.

TELEPHONIC INSTRUCTIONS

Unless required by law or we have agreed otherwise in writing, we are not required to act upon instructions you give us via facsimile transmission or leave by voice mail.

MONITORING AND RECORDING TELEPHONE CALLS AND CONSENT TO RECEIVE COMMUNICATIONS

We may monitor or record phone calls for security reasons, to maintain a record and to ensure that you receive courteous and efficient service. You consent in advance to any such recording. We need not remind you of our recording before each phone conversation.

To provide you with the best possible service in our ongoing business relationship for your Account we may need to contact you about your Account from time to time by telephone, text messaging or email. However, we must first obtain your consent to contact you about your Account because we must comply with the consumer protection provisions in the federal Telephone Consumer Protection Act of 1991 (TCPA), CAN-SPAM Act and their related federal regulations and orders issued by the Federal Communications Commission (FCC).

Your consent is limited to this Account, and as authorized by applicable law and regulations.

With the above understandings, you authorize us to contact you regarding this Account throughout its existence using any telephone numbers or email addresses that you have previously provided to us or that you may subsequently provide to us.

This consent is regardless of whether the number we use to contact you is assigned to a landline, a paging service, a cellular wireless service, a specialized mobile radio service, other radio common carrier service or any other service for which you may be charged for the call. You further authorize us to contact you through the use of voice, voicemail and text messaging, including the use of pre-recorded or artificial voice messages and an automated dialing device.

If necessary, you may change or remove any of the telephone numbers or email addresses at any time using any reasonable means to notify us.

CLAIM OF LOSS

If you claim a credit or refund because of a forgery, alteration, or any other unauthorized withdrawal, you agree to cooperate with us in the investigation of the loss, including giving us an affidavit containing whatever reasonable information we require concerning your Account, the transaction, and the circumstances surrounding the loss. You will notify law enforcement authorities of any criminal act related to the claim of lost, missing, or stolen checks or unauthorized withdrawals. We will have a reasonable period of time to investigate the facts and circumstances surrounding any claim of loss. Unless we have acted in bad faith, we will not be liable for special or consequential damages, including loss of profits or opportunity, or for attorneys’ fees incurred by you. You agree that you will not waive any rights you have to recover your loss against anyone who is obligated to repay, insure, or otherwise reimburse you for your loss. You will pursue your rights or, at our option, assign them to us so that we may pursue them. Our liability will be reduced by the amount you recover or are entitled to recover from these other sources.

ADDRESS OR NAME CHANGES

You are responsible for notifying us of any change in your address or your name. Unless we agree otherwise, change of address or name must be made in writing by at least one of the authorized persons on the Account. Informing us of your address or name change on a check reorder form is not sufficient. We will attempt to communicate with you only by use of the most recent address you have provided to us.

RESOLVING ACCOUNT DISPUTES

We may place an administrative hold on the funds in your Account (refuse payment or withdrawal of the funds) if it becomes subject to a claim adverse to (1) your own interest; (2) others claiming an interest as survivors or beneficiaries of your Account; or (3) a claim arising by operation of law. The hold may be placed for such period of time as we believe reasonably necessary to allow a legal proceeding to determine the merits of the claim or until we receive evidence satisfactory to us that the dispute has been resolved. We will not be liable for any items that are dishonored as a consequence of placing a hold on funds in your Account for these reasons.

WAIVER OF NOTICES

To the extent permitted by law, you waive any notice of non-payment, dishonor or protest regarding any items credited to or charged against your Account.

ACH AND WIRE TRANSFERS

This Agreement is subject to Article 4A of the Uniform Commercial Code – Fund Transfers as adopted in the State of Utah. If you originate (or direct us to do so on your behalf) a fund transfer and you identify by name and number a beneficiary financial institution, an intermediary financial institution or a beneficiary, we and every receiving or beneficiary financial institution may rely on the identifying number to make payment. We may rely on the number even if it identifies a financial institution, person or Account other than the one named. You agree to be bound by automated clearing house association rules. These rules provide, among other things, that payments made to you, or originated by you, are provisional until final settlement is made through a Federal Reserve Bank or payment is otherwise made as provided in Article 4A-403(a) of the Uniform Commercial Code. If we do not receive such payment, we are entitled to a refund from you in the amount credited to your Account and the party originating such payment will not be considered to have paid the amount so credited.

Credit entries may be made by ACH. If we receive a payment order to credit an Account you have with us by wire or ACH, we are not required to give you any notice of the payment order or credit.

FUNDS TRANSFERS

The terms used in this section have the meaning given to them in Article 4A of the Uniform Commercial Code – “Funds Transfers” (UCC 4A). This section is subject to UCC 4A as adopted in the State of Utah. This Agreement is also subject to all clearing house association rules, rules of the Board of Governors of the Federal Reserve System and their operating circulars. If any part of this Agreement is determined to be unenforceable, the rest of the Agreement remains effective. This Agreement controls funds transfers unless supplemented or amended in a separate written Agreement signed by us. This Agreement does not apply to a funds transfer if any part of the transfer is governed by the Electronic Fund Transfer Act of 1978 (“EFTA”), except this Agreement does apply to a funds transfer that is a remittance transfer as defined in EFTA unless the remittance transfer is an electronic fund transfer as defined in EFTA.

Funds Transfer – A funds transfer is the transaction or series of transactions that begin with the originator’s payment order, made for the purpose of making payment to the beneficiary of the order. A funds transfer is completed by the acceptance by the beneficiary’s bank of a payment order for the benefit of the beneficiary of the originator’s order. You may give us a payment order orally, electronically, or in writing, but your order cannot state any condition to payment to the beneficiary other than the time of payment. Credit entries may be made by ACH and otherwise are subject to the terms of the Investor Agreements.

Authorized Account – An authorized Account is a deposit Account you have with us that you have designated as a source of payment of payment orders you issue to us. If you have not designated an authorized Account, any Account you have with us is an authorized Account to the extent that payment of the payment order is not inconsistent with the use of the Account.

Acceptance of your payment order – We are not obligated to accept any payment order that you give us, although we normally will accept your payment order if you have a withdrawable credit in an authorized Account sufficient to cover the order. Except as set forth in the Investor Agreement, if we do not execute your payment order, but give you notice of our rejection of your payment order after the execution date or give you no notice, we are not liable to pay you as restitution any interest on a withdrawable credit in a non-interest-bearing Account.

Cutoff time – If we do not receive your payment order or communication canceling or amending a payment order before our cutoff time on a funds transfer day for that type of order or communication, the order or communication will be deemed to be received at the opening of our next funds transfer business day.

Payment of your order – If we accept a payment order you give us, we may receive payment by automatically deducting from any authorized Account the amount of the payment order plus the amount of any expenses and charges for our services in execution of your payment order. We are entitled to payment on the payment or execution date. Unless your payment order specifies otherwise, the payment or execution date is the funds transfer date we receive the payment order. The funds transfer is completed upon acceptance by the beneficiary’s bank. Your obligation to pay your payment order is excused if the funds transfer is not completed, but you are still responsible to pay us any expenses and charges for our services. However, if you told us to route the funds transfer through an intermediate bank, and we are unable to obtain a refund because the intermediate bank that you designated has suspended payments, then you are still obligated to pay us for the payment order. You will not be entitled to interest on any refund you receive because the beneficiary’s bank does not accept the payment order.

Security procedure – The authenticity of a payment order or communication canceling or amending a payment order issued in your name as sender may be verified by a security procedure. You affirm that you have no circumstances which are relevant to the determination of a commercially reasonable security procedure unless those circumstances are expressly contained in a separate writing signed by us. You may choose from one or more security procedures that we have developed, or you may develop your own security procedure if it is acceptable to us. If you refuse a commercially reasonable security procedure that we have offered you, you agree that you will be bound by any payment order issued in your name, whether or not authorized, that we accept in good faith and in compliance with the security procedure you have chosen.

Duty to report unauthorized or erroneous payment – You must exercise ordinary care to determine that all payment orders or amendments to payment orders that we accept that are issued in your name are authorized, enforceable, in the correct amount, to the correct beneficiary, and not otherwise erroneous. If you discover (or with reasonable care should have discovered) an unauthorized, unenforceable, or erroneously executed payment order or amendment, you must exercise ordinary care to notify us of the relevant facts. The time you have to notify us will depend on the circumstances, but that time will not in any circumstance exceed 30 days from when you are notified of our acceptance or execution of the payment order or amendment or that your Account was debited with respect to the order or amendment. If you do not provide us with timely notice you will not be entitled to interest on any refundable amount. If we can prove that you failed to perform either of these duties with respect to an erroneous payment and that we incurred a loss as a result of the failure, you are liable to us for the amount of the loss not exceeding the amount of your order.

Identifying number – If your payment order identifies an intermediate bank, beneficiary bank, or beneficiary by name and number, we and every receiving or beneficiary bank may rely upon the identifying number rather than the name to make payment, even if the number identifies an intermediate bank or person different than the bank or beneficiary identified by name. Neither we nor any receiving or beneficiary bank have any responsibility to determine whether the name and identifying number refer to the same financial institution or person.

Custodial Transfers – You agree that we may initiate transfers on your behalf between Accounts identified by you for the purpose of facilitating loan purchases, depositing money due, and for any other purposes necessary to completing loan purchases and otherwise to support the Investor Agreements.

Non-Discretionary Control Account Transfers – You agree and authorize us to initiate transfers to and from the Non-Discretionary Control Account on your behalf without the need to receive further instructions or consents from you in connection with your loan purchase commitments and otherwise to support the Investor Agreements.

Non-Discretionary Operating Account Transfers – You agree and authorize us to initiate transfers to and from the Non-Discretionary Operating Account on your behalf without the need to receive further instructions or consents from you in connection with your loan purchase activities and to also receive funds from your loan purchase investments and otherwise to support the Investor Agreements.

Notice of credit – If we receive a payment order to credit an Account you have with us, we are not required to provide you with any notice of the payment order or the credit.

Provisional credit – You agree to be bound by the automated clearing house association operating rules that provide that payments made to you or originated by you by funds transfer through the automated clearing house system are provisional until final settlement is made through a Federal Reserve Bank or otherwise payment is made as provided in Article 4A-403(a) of the Uniform Commercial Code.

Refund of credit – You agree that if we do not receive payment of an amount credited to your Account, we are entitled to a refund from you in the amount credited and the party originating such payment will not be considered to have paid the amount so credited.

Amendment of Agreement – From time to time we may amend any term of this Agreement by giving you reasonable notice in writing. We may give notice to anyone who is authorized to send payment orders to us in your name, or to anyone who is authorized to accept service.

Cancelation or amendment of payment order – You may cancel or amend a payment order you give us only if we receive the communication of cancelation or amendment before our cutoff time and in time to have a reasonable opportunity to act on it before we accept the payment order. The communication of cancelation or amendment must be presented in conformity with the same security procedure that has been agreed to for payment orders.

Intermediaries – We are not liable for the actions of any intermediary, regardless of whether or not we selected the intermediary. We are not responsible for acts of God, outside agencies, or nonsalaried agents.

Limit on liability – You waive any claim you may have against us for consequential or special damages, including loss of profit arising out of a payment order or funds transfer, unless this waiver is prohibited by law. We are not responsible for attorney fees you might incur due to erroneous execution of payment order.

Erroneous execution – If we receive an order to pay you, and we erroneously pay you more than the amount of the payment order, we are entitled to recover from you the amount in excess of the amount of the payment order, regardless of whether you may have some claim to the excess amount against the originator of the order.

Objection to payment – If we give you a notice that reasonably identifies a payment order issued in your name as sender that we have accepted and received payment for, you cannot claim that we are not entitled to retain the payment unless you notify us of your objection to the payment within one year of our notice to you.

* * *

You, by your signature below, sign this supplement and agree to be bound by the terms and conditions of this supplement.

Alphacentric Prime Meridian Income Fund,
as Customer

By:
Name:	Peter Lowden
Title:	Treasurer

Signature Page